Free Writing Prospectus

Filed Pursuant to Rule 433

Dated October 22, 2013

Registration Statement Nos. 333-173928 and 333-173928-08

**PRICED**	$1+bln Ford Credit Auto Lease Trust (FORDL) 2013-B
JOINT LEADS:	Credit Suisse, DB, RBS	Public/SEC Registered	CO-MANAGERS:	Commerzbank, Lloyds, UniCredit
SELLING GRP:	Drexel Hamilton, Siebert

CLS	$AMT(mm)	WAL	M/F	WIN	E.FINAL	L.FINAL	BNCH	SPRD	YLD%
A-1	177.000	0.33	P-1/F1+	1-8	06/15/14	11/15/14	IntL		0.26%
A-2A	125.000	1.14	Aaa/AAA	8-19	05/15/15	01/15/16	EDSF	+ 29	0.597
A-2B	279.000	1.14	Aaa/AAA	8-19	05/15/15	01/15/16	1mL	+ 27
A-3	250.000	1.80	Aaa/AAA	19-26	12/15/15	09/15/16	EDSF	+ 37	0.769
A-4	78.190	2.27	Aaa/AAA	26-29	03/15/16	10/15/16	IntS	+ 46	0.962
B	51.080	2.41	Aa2/AA	29-30	04/15/16	11/15/16	IntS	+ 70	1.241
C	47.670	2.50	A2/A	30-31	05/15/16	08/15/17	IntS	+ 95	1.515

* Expected Settle	:	10/30/13	* Format Cls A-1	:	144A	* First Pay Date	:	11/15/13
* Format Cls A2-C	:	Public/SEC Registered	* Expected Ratings	:	Fitch, Moody’s	* Min Denoms A1	:	$100k by $1k
* Class A2 Split	:	Sized to demand	* Min Denoms A2-C	:	$1k by $1k	* Class A2A Min Size	:	$101mm
* Pricing Speed	:	100% PPC to a 5% Call	* Bill & Deliver	:	Credit Suisse	* Timing	:	Priced
* Intexnet Dealname	:	csffordl_2013-b_red	Entry Code	:	A2YU

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, Credit Suisse will arrange to send you the prospectus if you request it by calling 1-800-221-1037.